Exhibit 99.1

NEWS BULLETIN	FARO Technologies Inc.
250 Technology Park
Lake Mary, FL 32746
The Measure of Success

For more information contact Nancy Setteducati

nancy.setteducati@FARO.com, 407-333-9911

FARO Names Lynn Brubaker to Board of Directors

LAKE MARY, FL., July 29, 2009 – FARO Technologies, Inc. (NASDAQ: FARO) the world leader in portable computer-aided measurement and imaging hardware and software, announced that it appointed Lynn Brubaker to the Company’s Board of Directors on July 23.

Ms. Brubaker is a seasoned executive with 30 years experience in aviation and aerospace, 13 years of Board experience, and 4 years advising high technology, international, multi industry companies.

Ms. Brubaker’s experience includes four years as a member of the Board of Directors of Hexcel Corporation, a publicly traded (NYSE/PCX: HXL), $ 1.2 billion multi-national company that is a leading manufacturer of advanced structural materials and composite structures used in commercial aerospace, space and defense, electronics and industrial applications. Ms. Brubaker serves on the Compensation Committee and Nominating and Governance Committees of Hexcel.

Ms. Brubaker also serves on the Board of The Nordam Group where she has been a member of the Board since 2005. Nordam is the largest private Aerospace company in high technology manufacturing and repair. She serves on the Nordam Audit Committee and the Nominating and Governance Committee.

Ms. Brubaker is actively involved with Graham Partners (2008 – Present), a U.S. private equity firm focused on middle market manufacturing companies. Ms. Brubaker assists Graham Partners in the growth, cost reduction, and operational aspects of the aerospace companies in their portfolio.

In the past Ms. Brubaker was on the Board of Directors of Cordiem, an aviation industry consortium that handled parts consignment, distribution, and auctions, as well as other Boards.

Ms. Brubaker has an MBA from UCLA and has held leadership roles at Northwest Airlines, McDonnell Douglas Corporation and Allied Signal International.

We are extremely pleased to have someone with Lynn’s background and experience join FARO,” stated Jay Freeland, FARO’s President and CEO. “Her aerospace and industrial background within large global organizations, combined with an entrepreneurial spirit, is a good match to our culture, strategy and growth plans.”

About FARO

FARO develops and markets computer-aided coordinate measurement devices and software. Portable equipment from FARO permits high-precision 3D measurement and comparison of parts and compound structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, production planning, inventory documentation, as well as for investigation and reconstruction of accident sites or crime scenes. They are also employed to generate digital scans of historic sites.

Worldwide, approximately 9,200 customers are operating more than 19,600 installations of FARO’s systems. The Company’s global headquarters is located in Lake Mary, Fla., its European head office in Stuttgart, Germany and its Asia/Pacific head office in Singapore. FARO has branches in Canada, Mexico, Germany, United Kingdom, France, Spain, Italy, Poland, Netherlands, India, China, Singapore, Malaysia, Vietnam, Thailand and Japan.

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